EXHIBIT 3

Purchase of Common Stock
in the Initial Public Offering of Durata Therapeutics, Inc.

In connection with the purchase by the undersigned of shares of common stock, par value $0.01 per share (the “Common Stock”), of Durata Therapeutics, Inc. (the “Company”) in the Company’s initial public offering (the “IPO”), the undersigned hereby confirms and agrees that the Common Stock purchased in the IPO shall not be sold, transferred, assigned, pledged or hypothecated for a period of three months following the effective date of the IPO.

By:	/s/ Lloyd Appel
	Name:	Lloyd Appel
	Title:	CFO